UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2016

Welltower Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 Dorr Street, Toledo, Ohio		43615
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (419) 247-2800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2016, Erin C. Ibele, the Executive Vice President, Head of Human Capital and Corporate Secretary of Welltower Inc. (the “Company”) informed the Company that she will retire from her current position with the Company on June 30, 2016.

In connection with Ms. Ibele’s retirement, the Company has agreed to enter into an agreement (the “Agreement”) regarding the terms of her retirement that will become effective on June 30, 2016. Ms. Ibele will remain an employee of the Company and will provide services as the President of the Welltower Foundation on and after July 1, 2016 at a monthly rate of $11,667.

Ms. Ibele will remain a full-time employee of the Company through and including June 30, 2016. She will receive the benefits set forth in Section 5(a) of her employment agreement, which was previously filed with the Securities and Exchange Commission (the “Commission”) on Form 10-K dated March 2, 2009. A description of these benefits is contained in the Company’s most recent proxy statement filed with the Commission on March 24, 2016. In addition, her service-based stock awards will become fully vested and she will receive a pro-rated payout of her awards under the 2015-2017 Long-Term Incentive Program and 2016-2018 Long-Term Incentive Program, in each case based on performance through June 30, 2016. Provided Ms. Ibele continues to provide services to the Company through December 31, 2017 and otherwise fulfills her commitments to the Welltower Foundation, following the end of the relevant performance period, Ms. Ibele will receive the remaining portion of her long-term incentive award based on the performance of the Company as determined at the end of the 2015-2017 and 2016-2018 performance periods. The Agreement also includes a customary release by Ms. Ibele of claims against the Company and its affiliates. Ms. Ibele is also obligated to comply with various restrictive covenants, including a non-compete, non-solicit, non-disparagement and protection of the Company’s confidential information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2016

WELLTOWER INC.

	By:	/s/ THOMAS J. DEROSA
Name: Thomas J. DeRosa
Title: Chief Executive Officer